Exhibit 10.9
(English Translation)

LEASE AGREEMENT

Lessor: Weibing Lu

Lessee: Xian Tianxing Bio-Pharmaceutical Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and related regulations, the parties enter into this agreement after negotiation in order to set forth their respective rights and obligations.

1.	Lessor hereby leases to Lessee the premises of approximately 345.36 square meters located at Jiezuo Plaza, Fenghui Road South, Gaoxin District, Xian Province.

2.	Lease Term.

Lease period: from June 1, 2007 to December 31, 2011

Lessor shall have the right to terminate the lease and repossess the premises upon the occurrence of any one of the following:

1.	Lessee unilaterally attempts to transfer, assign or pledge the premises;

2.	Lessee uses the premises for illegal activities;

3.	Lessee delays in lease payments;

4.	Lessee unilaterally attempts to modify the structure of the premises.

At the end of the lease, Lessee shall have a right of refusal in order to continue the lease.

3.	Lease Amount and Payment Term.

Lease is RMB 165,000 per year, payable bi-annually.

4.	Maintenance

During the lease term, maintenance of the premises is the obligation of the Lessee. Lessee shall inspect the premises and its facilities at least once every six months and perform maintenance accordingly. In order to ensure Lessee’s safety and enjoyment of the premises, Lessee may inspect and perform maintenance more frequently. Lessee shall be liable for any unsafe conditions due to Lessee’s untimely repairs.

5.	Assignment

If Lessor transfers the premises to a third party, this agreement shall be binding upon the transferee.

1.
If Lessor fails to transfer the premises to Lessee in accordance with this Agreement, Lessor shall be liable for the resulting damages from its breach; if Lessee fails to make timely Lease payments, Lessee shall be liable for the full amount of the Lease and for the resulting damages from its breach.

2.
If Lessee fails to maintain the premises in a timely manner (or fails to make specific required repairs), Lessee shall be liable for the resulting damages from its breach; Lessee shall also be responsible for any personal injuries or property damages resulting from failure to make repairs.

3.	Damages for breach of this agreement shall be paid in the form of penalty. The amount of the penalty shall be 80% of the total lease amount under this Agreement.

6.	Allocation of Liabilities

If damages to the premises or losses to Lessee are caused by force majeure, neither party shall be liable for the other party’s losses.

7.	The place of performance of this Agreement is at Lessor’s place.

8.
If there are other matters not specified in this agreement, Lessor and Lessee shall enter into supplemental agreement through mutual negotiations. Such supplemental agreement shall have the same legal effects as this agreement.

Lessor: Mr. Lu, Wei Bing (Signature)
  Party to this Agreement: _______________
  Date: January 1st, 2007

Lessee: Xian Tianxing Bio-Pharmaceutical Co., Ltd. (Seal)
  Party to this Agreement: _______________
  Date: January 1st, 2007